Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

Rumble Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock (par value of $0.0001 per share)	(1)	Other	130,197,281	$	$602,806,797.03	0.0001381	$83,247.62

Total Offering Amounts:							$602,806,797.03		83,247.62
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$83,247.62

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Offering Note(s)

(1)	Rule 457(f) Fee Calculation Details

This registration statement relates to the registration of the maximum number of shares of Class A common stock, par value $0.0001 per share, of Rumble Inc. (“Rumble” and such common stock, “Rumble Class A Common Shares”) estimated to be issuable by Rumble pursuant to the takeover offer described in this registration statement and the Business Combination Agreement, dated as of November 10, 2025 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and between Rumble and Northern Data AG (“Northern Data”). The amount in the “Amount Registered” column represents the maximum number of shares of Rumble Class A Common Shares estimated to be issuable upon the closing of the takeover offer. The number of shares of Rumble Class A Common Shares being registered is based on 64,196,677, which represents the maximum number of no-par value bearer shares of Northern Data ("Northern Data Shares") estimated to be outstanding as of April 7, 2026, the most recent practicable date prior to the commencement of the takeover offer described in this registration statement (calculated as the sum of an estimate of the maximum number of Northern Data Shares outstanding as of April 7, 2026, multiplied by the exchange ratio of 2.0281 Rumble Class A Common Shares for each Northern Data Share pursuant to the Business Combination Agreement). The “Maximum Aggregate Offering Price” is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act (as defined in this registration statement) and calculated in accordance with Rules 457(c) and 457(f)(1) under the Securities Act, based on $602,806,797.03, the market value of the estimated maximum number of Northern Data Shares that may be exchanged in the takeover offer, as established by the average of the high and low sales prices of Northern Data Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) on April 7, 2026 of $9.39.

Amount of Securities to be Received or Cancelled: 64,196,677

Value per Share of Securities to be Received or Cancelled: $9.39

Total Value of Securities to be Received or Cancelled: $602,806,797.03

Cash Consideration Received by the registrant:

Cash Consideration (Paid) by the registrant:

Maximum Aggregate Offering Price: $602,806,797.03